Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 CSX Stock and Incentive Award Plan of CSX Corporation of our reports dated February 19, 2010, with respect to the consolidated financial statements of CSX Corporation included in its Annual Report (Form 10-K) for the year ended December 25, 2009, and the effectiveness of internal control over financial reporting of CSX Corporation filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
May 12, 2010